Exhibit 99.2

Pono Capital Four, Inc. Announces Closing of $120,000,000 Initial Public Offering

GRAND CAYMAN, Cayman Islands, March 16, 2026 (GLOBE NEWSWIRE) -- Pono Capital Four, Inc. (Nasdaq: PONO) (the “Company”), a newly organized special purpose acquisition company formed as a Cayman Islands exempted company, today announced the closing of its initial public offering of 12,000,000 units, at an offering price of $10.00 per unit, resulting in aggregate gross proceeds to the Company of $120,000,000. Each unit consists of one Class A ordinary share and one right (the “Share Right”) to receive one-fifth of one Class A ordinary share at the closing of the Company’s initial business combination. The units are listed on The Nasdaq Stock Market LLC (“Nasdaq”) and trade under the ticker symbol “PONOU”. Once the securities comprising the units begin separate trading, the Class A ordinary shares and the Share Rights are expected to be traded on Nasdaq under the symbols “PONO” and “PONOR,” respectively.

The Company intends to use the net proceeds from the offering and the simultaneous private placement of units to pursue and consummate a business combination.

D. Boral Capital LLC is acting as sole book-running manager for the offering. Loeb & Loeb LLP served as legal counsel to the Company. Winston & Strawn LLP served as legal counsel to the underwriters.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from: D. Boral Capital LLC, 590 Madison Avenue, 39th Floor, New York, NY 10022, by email at dbccapitalmarkets@dboralcapital.com, or by telephone at +1 (212) 970-5150, or by accessing the website of the Securities and Exchange Commission (“SEC”) at www.sec.gov.

A registration statement relating to the securities has been filed with, and declared effective by, the SEC. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Pono Capital Four, Inc.

Pono Capital Four, Inc. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue a business combination in any sector, the Company will primarily focus on target businesses in the disruptive technology sector. The Company’s management team is led by Dustin Shindo, its Chief Executive Officer and Chairman of the Board of Directors.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds thereof and the Company’s search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

Dustin Shindo

Chief Executive Officer

dustin@mehana.com